Exhibit 99.1

Dyax Corp. Announces First Quarter 2013 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--April 25, 2013--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2013. The Company will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and updates regarding its key value drivers - the KALBITOR® (ecallantide) business, the broader angioedema portfolio and the Licensing and Funded Research Program (LFRP).

Highlights of the first quarter 2013 include:

  KALBITOR® net sales were $8.6 million, an increase over first quarter 2012 sales of $8.0 million and a decline from fourth quarter 2012 sales of $11.8 million;
  Investigational New Drug (IND) filing for DX-2930 remains on track for mid-2013; and the
  LFRP product portfolio includes 13 revenue generating clinical candidates. A recent announcement from Eli Lilly stated that it has initiated a rolling Biologic License Application (BLA) for ramucirumab as monotherapy treatment in second-line gastric cancer.

“The first quarter was challenging for our KALBITOR business, with several factors affecting our sales,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “These included a decrease in the number of new patients added, a decrease in the number of treatments among existing hereditary angioedema (HAE) patients and less KALBITOR purchased by our distributors for the channel. In response, we are refocusing our sales efforts and KALBITOR service and support programs to identify and better address the needs of the HAE patients who are best served by having a healthcare professional treat and monitor their HAE attacks.”

Mr. Christensen added: “Our Licensing and Funded Research portfolio continues to be an important growth driver for Dyax. With a number of candidates in late stage development, we expect to see multiple clinical and regulatory milestones this year.”

2013 First Quarter Financial Results

Total revenues for the first quarter ended March 31, 2013 were $12.0 million, as compared to $11.5 million for the comparable quarter in 2012. Included in the 2013 revenues were $8.6 million of KALBITOR net sales, as compared to $8.0 million for 2012.

Quarterly and annual revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the first quarter of 2013 were $708,000, as compared to $538,000 for the comparable quarter in 2012. Costs incurred in manufacturing KALBITOR prior to its approval for sale in the United States were expensed as research and development costs when incurred and, accordingly, are not included in cost of product sales during the 2012 quarter. For the 2013 quarter, KALBITOR sales were comprised of a combination of product manufactured both prior to and following FDA approval. Therefore, cost of product sales during the 2013 quarter do not reflect the full KALBITOR manufacturing cost.

Research and development expenses for the first quarter of 2013 were $8.7 million, as compared to $7.9 million for the comparable quarter in 2012.

Research and development expenses primarily relate to the following initiatives: 1) KALBITOR medical support and post-marketing requirements; 2) development of a single-injection formulation of KALBITOR; 3) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein; and 4) pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses for the first quarter of 2013 increased to $11.1 million, as compared to $10.4 million for the comparable quarter in 2012. The higher selling, general and administrative costs in 2013 were due to $1.1 million of stock compensation expense from the modification of certain stock options.

For the quarter ended March 31, 2013, Dyax reported a net loss of $11.2 million or $0.11 per share, as compared to a net loss of $11.3 million or $0.11 per share for the comparable quarter in 2012.

As of March 31, 2013, Dyax had cash, cash equivalents, and investments totaling $22.1 million, exclusive of restricted cash.

Corporate Initiatives

Dyax has implemented a focused commercial strategy to drive its KALBITOR business. Going forward the Company’s priorities will be to:

  Focus on New Patient Growth: To address new patient growth, Dyax has focused on the HAE population that is best served by KALBITOR, coupled with high-touch patient services. This includes patients who benefit from receiving treatment by a healthcare professional. The Company is optimizing its service model to best address this HAE patient group.
  Focus on High-Value, Branded Service Programs: Ensure that Dyax’s first-class service and support programs are concentrated on HAE patient recruitment and KALBITOR sales. The Dyax commercial team will continue to focus on patient identification, and patient treatment and retreatment.
  Monitor the Distribution Channel: The Company will work with its distributors to assess patient demand and monitor the amount of KALBITOR supply held by distributors to better match supply with expected demand.

Financial Guidance

Dyax’s revised financial guidance for 2013:

  Top-line total revenue to be in the range of $53-58 million, including
    KALBITOR net sales in the range of $40-44 million.

Based upon its revised guidance, Dyax will not reach cash flow breakeven during the latter part of 2013. The Company expects to manage operations with a controlled level of operating cash burn that would approximate $5 million for the second half of 2013.

Webcast and Conference Call
Date:	Thursday, April 25, 2013
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 1, 2013 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 30306762. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s key value drivers are the KALBITOR® (ecallantide) business and the angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, has been selling it in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval for and commercialization of KALBITOR in certain markets and is evaluating opportunities in others.

The Company is currently developing products to expand its angioedema portfolio, including a suite of diagnostic assays to identify plasma-kallikrein-(bradykinin)-mediated (PKM) angioedemas and a therapeutic candidate, DX-2930, for the prophylactic treatment of HAE and PKM angioedemas.

KALBITOR and DX-2930 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 13 royalty and/or milestone eligible product candidates in various stages of clinical development, including three in Phase 3 trials.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information and boxed warning on serious hypersensitivity reactions, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio and our ability to address the factors reducing KALBITOR sales in the first quarter of 2013, the success of our commercial strategy, and projected KALBITOR sales and revenues for 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broad market acceptance; uncertainty regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of LFRP and other licensed products; the uncertainty of negotiations with potential partners and collaborators; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$8,587	$8,010
Development and license fee revenues	$3,453	$3,479
Total revenues, net	$12,040	$11,489

Costs and expenses:
Cost of product sales	708	538
Research and development expenses	8,671	7,853
Selling, general and administrative expenses	11,124	10,405
Restructuring costs	-	1,440

Total costs and expenses	20,503	20,236

Loss from operations	(8,463)	(8,747)

Other income (expense):
Interest and other income	5	25
Interest and other expense	(2,735)	(2,560)
Total other expense	(2,730)	(2,535)

Net loss	$(11,193)	$(11,282)

Basic and diluted net loss per share	$(0.11)	$(0.11)

Shares used in computing basic and diluted net loss per share	99,644,227	98,798,426

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2013	2012
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$22,111	$29,046
Accounts receivable, net	7,562	7,507
Inventory	8,958	9,989
Fixed assets	5,284	5,329
Restricted cash	1,100	1,100
Other assets	2,390	2,515

Total assets	$47,405	$55,486

Liabilities and Stockholders' Deficit

Accounts payable and other current liabilities	$12,030	$13,146
Deferred revenue	11,663	11,851
Note payable and other long-term debt	80,385	78,992
Other long-term liabilities	3,148	3,057

Total liabilities	107,226	107,046

Common stock and additional paid-in capital	457,555	454,620
Accumulated deficit and other comprehensive income	(517,376)	(506,180)

Total stockholders' equity (deficit)	(59,821)	(51,560)

Total liabilities and stockholders' equity (deficit)	$47,405	$55,486

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com